As filed with the Securities and Exchange Commission on October 22, 2007

Registration No. 333-146437

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Longtop Financial Technologies Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15/F, Block A, Chuangxin Building

Software Park

Xiamen, 361005

People’s Republic of China

(86 592) 2396 888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue,

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central, Hong Kong (852) 2912-2503	Kurt J. Berney, Esq. O’Melveny & Myers LLP 37th Floor, Plaza 66 1266 Nanjing Road West Shanghai 200040, P.R.C. (86 21) 2307-7007

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to registered (1)(2)	Proposed Maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Ordinary Shares, par value $0.01 per ordinary share (2)(3)	12,000,000	$16.00	$192,000,000	$5,895(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(2)	Includes 1,565,500 ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-146783). Each American depositary share represents one ordinary share.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or dishonesty or the consequences or committing a crime. Our first amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through fraud or dishonesty.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. The table below gives effect to a bonus issue of shares we effected on October 9, 2007, which increased the issued shares by approximately 50%.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
Cathay ITfinancial Services Ltd.	November 30, 2004	7,500,000 ordinary shares*	$1.23 per share	N/A
Tiger Global Private Investment Partners III, L.P.	June 13, 2006	6,042,000 series A preferred shares*	$3.68 per share	N/A
Scott Shleifer	June 13, 2006	193,460 series A preferred shares*	$3.68 per share	N/A
Feroz Dewan	June 13, 2006	104,171 series A preferred shares*	$3.68 per share	N/A
Lee Fixel	June 13, 2006	20,370 series A preferred shares*	$3.68 per share	N/A
Derek Palaschuk	October 23, 2006	150,000 ordinary shares*	$3.68 per share	N/A
Tiger Global Private Investment Partners IV, L.P.	December 19, 2006	3,665,103 series B preferred shares*	$6.43 per share	N/A

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
Scott Shleifer	December 19, 2006	117,354 series B preferred shares*	$6.43 per share	N/A
Feroz Dewan	December 19, 2006	63,191 series B preferred shares*	$6.43 per share	N/A
Lee Fixel	December 19, 2006	12,357 series B preferred shares*	$6.43 per share	N/A
Wisdom Legend Investment Limited	December 29, 2006	815,267 ordinary shares*	As partial consideration for our acquisition of ABS	N/A
Concentra Holdings Limited	August 7, 2007	2 ordinary shares†	N/A	N/A
Bloomwell International Limited	September 5, 2007	10,740,000 ordinary shares†	N/A	N/A
Concentra Holdings Limited	September 5, 2007	4,499,999 ordinary shares†	N/A	N/A
Cathay ITFinancial Services Limited	September 5, 2007	7,500,000 ordinary shares†	N/A	N/A
Well Active International Limited	September 5, 2007	5,850,000 ordinary shares†	N/A	N/A
Wisdom Legend Investment Limited	September 5, 2007	815,267 ordinary shares†	N/A	N/A
Derek Palaschuk	September 5, 2007	300,000 ordinary shares†	N/A	N/A
Tiger Global Private Investment Partners III, L.P.	September 5, 2007	6,042,000 series A preferred shares†	N/A	N/A
Scott Shleifer	September 5, 2007	193,460 series A preferred shares†	N/A	N/A
Feroz Dewan	September 5, 2007	104,171 series A preferred shares†	N/A	N/A
Lee Fixel	September 5, 2007	20,370 series A preferred shares†	N/A	N/A
Tiger Global Private Investment Partners IV, L.P.	September 5, 2007	3,756,165 series B preferred shares†	N/A	N/A
Scott Shleifer	September 5, 2007	120,270 series B preferred shares†	N/A	N/A
Feroz Dewan	September 5, 2007	64,761 series B preferred shares†	N/A	N/A
Lee Fixel	September 5, 2007	12,665 series B preferred shares†	N/A	N/A

*	These are shares issued by Longtop Financial Technologies (BVI) Limited before the restructuring in September 2007.
†	These are shares issued by Longtop Financial Technologies Limited pursuant to the share swaps for our restructuring in September 2007.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability under the Securities Act of 1993 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xiamen, People’s Republic of China, on October 22, 2007.

Longtop Financial Technologies Limited

By:	/s/ Weizhou Lian
Name: Weizhou Lian
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on October 22, 2007.

Signature	Title

/s/ * Xiaogong Jia	Chairman of the Board of Directors

/s/ Weizhou Lian Weizhou Lian	Chief Executive Officer and Director (principal executive officer)

/s/ Derek Palaschuk Derek Palaschuk	Chief Financial Officer (principal financial and accounting officer)

/s/ * Paul Wolansky	Director

/s/ * Thomas Gurnee	Director

/s/ * Xiaohong Chen	Director

/s/ * Law Debenture Corporate Services Inc. Authorized Signatory: Christopher Farrell, Senior Vice President	Authorized U.S. Representative

*By:	/s/ Derek Palaschuk
Derek Palaschuk Attorney-in Fact

Longtop Financial Technologies Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement

3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of American Depositary Receipts

4.4†	Subscription and Shareholders Agreement among Longtop Financial Technologies (BVI) Limited, Cathay ITfinancial Services Ltd., Bloomwell International Limited, Concentra Holdings Limited, Xiaogong Jia, Weizhou Lian and Cathay Capital Holdings, L.P., dated as of November 5, 2004

4.5†	Nominee Agreement between Bloomwell International Limited, Well Active International Limited and Weijie Zhang, Yingling Li, and Ni Chen, dated as of February 16, 2006

4.6†	Form of Purchase Agreement for Ordinary Shares between Well Active International Limited and grantees of ordinary shares of Longtop Financial Technologies (BVI) Limited

4.7†	Series A Preferred Share Purchase Agreement between Longtop Financial Technologies (BVI) Limited, Tiger Global Private Investment Partners III, L.P. and other individuals, dated as of June 7, 2006

4.8†	First Supplement to the Subscription and Shareholders Agreement among Longtop Financial Technologies (BVI) Limited, Cathay ITfinancial Services Ltd., Bloomwell International Limited, Concentra Holdings Limited, Xiaogong Jia, Weizhou Lian and Cathay Capital Holdings, L.P., dated as of June 13, 2006

4.9†	Second Supplement to the Subscription and Shareholders Agreement among Longtop Financial Technologies (BVI) Limited, Cathay ITfinancial Services Ltd., Bloomwell International Limited, Concentra Holdings Limited, Xiaogong Jia, Weizhou Lian and Cathay Capital Holdings, L.P., dated as of December 19, 2006

4.10†	Amended and Restated Investors’ Rights Agreement among Longtop Financial Technologies (BVI) Limited, Tiger Global Private Investment Partners III, L.P., Tiger Global Private Investment Partners IV, L.P., Cathay ITfinancial Services Ltd. and other individuals as Investors, and Well Active International Limited, Bloomwell International Limited and Concentra Holdings Limited as Ordinary Shareholders, dated as of December 19, 2006

4.11†	Series B Preferred Share Purchase Agreement between Longtop Financial Technologies (BVI) Limited, Tiger Global Private Investment Partners IV, L.P. and other individuals, dated as of December 19, 2006

Exhibit Number	Description of Document
4.12†	Amended and Restated First Refusal and Co-sale Agreement among Longtop Financial Technologies (BVI) Limited, Tiger Global Private Investment Partners III, L.P., Tiger Global Private Investment Partners IV, L.P., Cathay ITfinancial Services Ltd. and other individuals as Investors, and Well Active International Limited, Bloomwell International Limited and Concentra Holdings Limited as Ordinary Shareholders, dated as of December 19, 2006

4.13†	Third Supplement to the Subscription and Shareholders Agreement among Longtop Financial Technologies (BVI) Limited, Cathay ITfinancial Services Ltd., Bloomwell International Limited, Concentra Holdings Limited, Xiaogong Jia and Cathay Capital Holdings, L.P., dated as of June 14, 2007

4.14†

Waiver of and Agreement to Terminate Certain Provisions of Subscription Agreement, among Longtop Financial Technologies (BVI) Limited, Cathay ITfinancial Services Limited, Cathay Capital Holdings, holders of preferred shares and holders of ordinary shares, dated as of June 18, 2007

4.15†	Contribution and Amendment Agreement between the Registrant and Longtop Financial Technologies (BVI) Limited, dated as of September 5, 2007

4.16†	First Amendment to Share Transfer Agreement among the Registrant, Longtop Financial Technologies (BVI) Limited, Shuangjian Chen, Yufeng Liang, Neil Fitzgerald, World Longevity Technology and Science Foundation Limited, Longtop International Holdings Limited and Well Active International Limited, dated as of September 12, 2007.

4.17†	Share Purchase Agreement among the Registrant, Longtop Financial Technologies (BVI) Limited, Shuangjian Chen, Yufeng Liang, World Longevity Technology and Science Foundation Limited and Longtop International Holdings Limited, dated as of September 12, 2007.

4.18†	Management and Service Agreement between Longtop Financial Technologies Limited and Longtop International Holdings Limited, dated as of September 24, 2007

5.1†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered and certain Cayman Island tax matters

8.1†	Opinion of Latham & Watkins LLP regarding the material U.S. federal income tax considerations

10.1†	2005 Share Incentive Plan

10.2†	Form of Employment Agreement between the Registrant and each of the Chief Executive Officer and the Chief Financial Officer of the Registrant

10.3†	English translation of Form of Employment Agreement between Xiamen Longtop System Co., Ltd. and certain executive officers of the Registrant.

10.4†	Asset Transfer Agreement among FEnet Co., Ltd., Deng Xinping and Longtop Financial Technologies (BVI) Limited, dated as of May 31, 2007 and supplementary agreement, dated as of July 15, 2007

10.5†	English translation of Business and Asset Transfer Agreement between Xiamen Longtop System Co., Ltd. and Guangzhou FEnet Software Co., Ltd., dated as of May 31, 2007 and supplementary agreement, dated as of July 15, 2007

Exhibit Number	Description of Document
10.6†	Share Purchase Agreement between Longtop Financial Technologies (BVI) Limited and Wisdom Legend Investment Limited regarding purchase of shares in Grand Legend Holdings limited, dated as of June 20, 2006

10.7†

Minecode LLC Limited Liability Company Interest Purchase Agreement among Pradyumna Kumar Samal, Rakesh Kumar Garg and Manish Samadarshi Prasad as Sellers and Longtop International Inc. as Purchaser, dated as of February 14, 2007

10.8†	Subscription and Shareholders Agreement relating to Longtop International Holdings Limited among Longtop Financial Technologies (BVI) Limited, Shuangjian Chen, Yufeng Liang and Neil Fitzgerald as Shareholders and Longtop International Holdings Limited, dated as of February 28, 2006

10.9†	Share Transfer Agreement relating to Longtop International Holdings Limited among Longtop Financial Technologies (BVI) Limited, World Longevity Technology and Science Foundation Limited, Shuangjian Chen, Yufeng Liang, Neil Fitzgerald and Longtop International Holdings Limited, dated as of January 3, 2007

10.10†	Distribution Agreement and Waiver and Consent of Shareholders among Longtop Financial Technologies (BVI) Limited, Longtop International Holdings Limited, holders of preferred shares and holders of ordinary shares, dated as of July 2, 2007

10.11†	Capital Contribution Agreement between Longtop Financial Technologies (BVI) Limited and Longtop International Holdings Limited, dated as of July 2, 2007

10.12†	English translation of Collaboration Agreement between Xiamen Longtop System Co., Ltd. and Computer College of National University of Defense Technology, dated as of November 29, 2002 and its supplemental agreements, dated as of August 10, 2005 and June 18, 2007

10.13†	English translation of lease contracts for the Registrant’s principal executive offices in Xiamen, Fujian province, dated as of November 17, 2005, and supplementary lease contracts dated as of March 10, 2006

21.1†	Subsidiaries of the Registrant

23.1†	Consents of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm

23.2†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3†	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.4†	Consent of Global Law Office (included in Exhibit 99.1)

23.5†	Consent of Zuyun Xue

24.1†	Powers of Attorney (included on signature page)

99.1†	Opinion of Global Law Office regarding certain PRC law matters

†	Previously filed.